UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2013

Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01 Other Events.
1. Higher Learning Commission Accreditation Reaffirmation Update

University of Phoenix Accreditation Reaffirmation Draft Report

On February 22, 2013, University of Phoenix, Inc., our wholly-owned subsidiary, received from The Higher Learning Commission, a commission member of the North Central Association of Colleges and Schools (“HLC”) the HLC peer review team’s draft report regarding the ongoing accreditation reaffirmation review of the University. HLC, a regional accreditor, is the University’s institutional accreditor. In the draft report, the peer review team determined that the University is not in compliance with Criterion One of the Criteria for Accreditation, Core Component 1d, and certain of the related Minimum Expectations, all of which relate to the University’s administrative structure and governance. Based on these alleged administrative and governance deficiencies, the team recommended that HLC place the University on Probation status. Specifically, the review team concluded that the University of Phoenix has insufficient autonomy relative to its parent corporation and sole shareholder, Apollo Group, Inc., to assure that its board of directors can manage the institution, assure the University’s integrity, exercise the board’s fiduciary responsibilities, and make decisions necessary to achieve the institution’s mission and successful operation.

Although certain concerns were expressed by the team in the draft review report, as described below, the team found that University of Phoenix was in compliance with substantially all other Criteria of Accreditation, including the criteria associated with academic matters and student services, and, with one recommendation of a follow up report, all the applicable Federal Compliance Program Components. The team specifically noted that the University is well resourced and innovative and has many strengths, including a high level of relevant student services and technology and systems that benefit students and provide a consistent approach to facilitate learning across its programs and facilities.

As we discussed in our first quarter earnings call on January 8, 2013, HLC on that date informed University of Phoenix that the draft review report would include a recommendation that the University be placed on Notice status, a lesser form of sanction, due to various areas of concern. At the receipt of the team’s draft report on February 22, the University was informed for the first time that the team’s recommendation had been changed from Notice to Probation status. The HLC has not explained why the recommendation changed from Notice to Probation.

University of Phoenix, Inc. is a wholly-owned subsidiary of Apollo Group, Inc. and the University generates over 90% of the consolidated net revenue of Apollo Group. As the sole shareholder of University of Phoenix, Apollo Group elects each member of the University of Phoenix board of directors and is deeply interested in the operations and financial well-being of its most significant subsidiary. The management structure of Apollo Group and University of Phoenix is customary for parent/subsidiary corporate families in America and was designed to allow the officers and directors of Apollo Group to appropriately discharge their fiduciary duties to Apollo Group and its shareholders. We believe that it is neither remarkable nor improper for a parent corporation to exercise appropriate influence over its wholly-owned subsidiary. We note in this regard that the level of independence exercised by University of Phoenix relative to its parent, Apollo Group, has only increased since the prior reviews by HLC in 2000 and 2002 that specifically addressed and approved our governance structure.

Accordingly, University of Phoenix intends to challenge and appeal the team’s Probation recommendation while also working closely with HLC to achieve agreement on an appropriate governance model that protects the core policy concerns of HLC, while permitting the executive officers and directors of Apollo Group and University of Phoenix to fully discharge their fiduciary duties to Apollo Group, University of Phoenix and their respective shareholders.

In addition to the Probation recommendation based on the perceived insufficient autonomy of University of Phoenix, the draft report also identifies various other areas of concern that require future reporting and follow-up activities by the University, but which were not the basis for the team’s Probation recommendation. These areas include:

•	retention and graduation rates;

•	sufficiency of Ph.D program faculty research activity;

•	reliance on federal student financial aid;

•	assessment of student learning; and

•	documentation of credit hour policies and practices with regard to learning outcomes of learning teams.

If the Probation recommendation is approved, the draft report recommends a probationary period through the Fall of 2014, with the requirement that University of Phoenix submit a probation report at that time demonstrating that the specified matters have been ameliorated. In addition, the draft report also recommends that University of Phoenix be required to submit within three months of any final decision by the HLC Board of Trustees with regard to the initial recommendation of Probation a plan delineating the manner in which it will achieve compliance with the specified conditions.

Western International University Accreditation Reaffirmation Draft Report

Also on February 22, 2013, Western International University (“WIU”), our indirect wholly-owned subsidiary, received from HLC its draft report regarding the ongoing accreditation reaffirmation review of WIU. In the draft report, the review team made a finding that WIU is not in compliance with three of the Criteria for Accreditation, including governance, and therefore recommended that HLC place WIU on Probation status. As in the case of University of Phoenix, the draft report concluded that WIU does not have sufficient autonomy relative to its parent corporation and controlling shareholder. In addition, the draft review report makes a finding that WIU is not in compliance with requirements relating to WIU’s institutional financial stability and student learning assessment.

HLC Probation

Probation is a publicly disclosed sanction for noncompliance by HLC. Probation status means that HLC has found conditions that make the institution no longer in compliance with one or more of its Criteria for Accreditation. An institution that is placed on Probation remains in that status for up to two years, although the HLC Board of Trustees may set a shorter time and may include conditions for interim reports on select topics. Prior to the end of the period of Probation, the institution must participate in another comprehensive evaluation visit. The purpose of the evaluation is two-fold: first, to assess whether the specific conditions that led to the Probation status has been ameliorated; and second, to establish that the institution remains in compliance with all other requirements of the Criteria for Accreditation. During this visit, and with regard to the conditions that led to Probation, the institution must present clear evidence of its amelioration of such conditions.

If the HLC Board of Trustees were to adopt the sanction of Probation, the Board would also reaffirm the accreditation of the affected institution for the period of Probation. However, during the probationary period the affected institution would be required to disclose its Probation status in connection with any statements regarding its HLC accreditation.

* * *

Leadership of University of Phoenix and Western International University are reviewing the draft reports, and intend to work closely with HLC staff and the peer review team to address all necessary issues. Each of the universities has the opportunity to challenge findings of fact in the draft review report and, following that, to appeal the final review report findings and recommendations to the HLC Institutional Actions Council First Committee (“IACFC”) and subsequently to formally respond to the HLC Board of Trustees regarding any recommendation of the IACFC. University of Phoenix and WIU intend to challenge and appeal the teams’ Probation recommendations. HLC has indicated that it believes this appeals process will be complete by the end of June 2013, although it is possible that the process could extend beyond that date. There will be no change in the accreditation status of either University of Phoenix or Western International University until the review and appeals are complete.

If, after completing the review and appeal of the team and IACFC recommendations, HLC elects to impose the sanction of Probation, the reputation of University of Phoenix and/or WIU, as the case may be, could be adversely affected, which in turn may negatively impact their ability to recruit and enroll students and to recruit and retain faculty and staff. To the extent that the sanctions have this effect, our business could be materially and adversely affected. We intend to work vigorously and closely with HLC to address their concerns in due course, and the HLC peer review team for the University of Phoenix has indicated in its draft report that it is confident that its concerns can be successfully addressed by the University. However, if University of Phoenix should lose its institutional accreditation, our business would be substantially impaired and we would not be able to continue our business as it is presently conducted. See the discussion of this and related risks under Risk Factors in our 2012 Form 10-K filed with the Securities and Exchange Commission on October 22, 2012.

2. Termination of SEC Investigation

In our most recent quarterly filing on Form 10-Q, we noted that we were continuing to cooperate with the investigation initiated in April 2012 by the Enforcement Division of the Securities and Exchange Commission relating to certain stock sales by company insiders and our February 28, 2012 announcement regarding revised enrollment forecasts. Since that time, on January 17, 2013, we were informed in writing that the Enforcement Division has completed its investigation into this matter and does not intend to recommend any enforcement action by the Commission.

* * *

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GROUP, INC.

February 25, 2013	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer